The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
October 31, 2005	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP APPOINTS NEW INDEPENDENT AUDITOR

ADG Engages BDO Seidman, LLP

VIENNA, Virginia, October 31, 2005 – The Allied Defense Group, Inc. (AMEX: ADG) announces its Audit Committee has appointed BDO Seidman, LLP (BDO) as the Company’s independent auditor for the year ended December 31, 2005. BDO’s engagement will commence October 27, 2005.

The appointment is the result of a thorough search process directed by the Company’s Audit Committee. Shareholders will be asked to ratify the selection of BDO Seidman, LLP in Allied’s 2006 Annual Meeting of Shareholders proxy statement.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “Grant Thornton has served as Allied’s independent auditor for many years. We appreciate their professionalism and the work they performed for us over the years.”

Robert P. Dowski, Chief Financial Officer of The Allied Defense Group, commented, “We interviewed a number of highly qualified accounting firms, and we believe that BDO is a good fit for Allied. BDO understands the specific and complex challenges of a growing company like Allied, and they will help us to ensure that we maintain the highest standards of accuracy in our accounting, financial reporting and Sarbanes-Oxley compliance. We look forward to working with them in their new role as our independent auditor.”

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.